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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                          SCHEDULE 14A INFORMATION


        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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       Rule14a-6(e)(2))
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[X]    Soliciting Material Pursuant to Rule 14a-12

                            EL PASO CORPORATION
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              (Name of Registrant as Specified in its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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


This is a letter from the Chairman contained in El Paso's annual report distributed to its shareholders.

LETTER FROM THE CHAIRMAN
AND CHIEF EXECUTIVE OFFICER

To Our Shareholders

The past year was a pivotal one for El Paso Corporation, a year that tested our ability to perform in an exceptionally difficult business environment. Some of the difficulties we faced were the result of an industry in turmoil; others were the result of poor performance from past investments. In March 2003, I was appointed chairman of the board of directors and chief executive officer of El Paso. Since then I have worked closely with our board and management team to meet the challenges facing El Paso. We are making steady progress on our plan to reduce expenses, strengthen our balance sheet, and enhance liquidity while continuing to invest in and enhance the value of our core businesses. El Paso is comprised of exceptional individuals and assets, and we are committed to restoring the value inherent in our company. We have assembled a board-level, long-range planning committee to ensure that we maximize all the opportunities available to the company. In addition, we are actively searching for a new chief executive officer to direct the operations of the company. I will work closely with whomever is selected for this position to ensure a smooth transition for the company and continuity for all our stakeholders.

I undertook this position with full confidence in El Paso's ability to address the financial, operational, and regulatory challenges that face us. That confidence is supported by the significant progress we made during 2002. We completed $3.9 billion of non-core assets sales, renewed our revolving credit facility, and issued $2.5 billion of equity and equity-linked securities. In addition, we cut $300 million of operating expenses and began an orderly exit from the trading business.

Core Business Review

Our 2002 financial accomplishments were backed by the strong performance of our core businesses--pipeline, production, and midstream--which generated solid earnings for the company during the year. El Paso's Pipeline Group--El Paso Natural Gas, Colorado Interstate Gas, ANR Pipeline, Tennessee Gas Pipeline, and Southern Natural Gas--continued to serve its diverse customer base and provide stable, fee-based cash flows from long-term contracts. El Paso Production solidified its position as an industry leader in deep drilling, accessing gas supplies in areas as diverse as the deep shelf of the Gulf of Mexico and South Texas. El Paso's Midstream Group delivered value from the solid performance of its extensive portfolio of gathering, processing, and natural gas liquids assets. The strong natural gas price environment and renewed focus on the need for new energy infrastructure provide a firm base for these businesses in 2003 and beyond.

2003 Business Plan

To enhance the potential of El Paso's unique set of businesses and effectively address many of the issues affecting our industry and our business, the company announced a five-point business plan in early February 2003. The plan includes financing and liquidity components as well as specific plans for each of our business units.

o We will preserve and enhance the value of El Paso's core businesses. We plan to continue investing efficiently in these businesses to maintain their leadership positions. Our capital expenditure plan reflects that commitment with nearly 90 percent of 2003 capital devoted to the core pipeline, production, and midstream businesses.

o We plan to exit non-core businesses quickly, but prudently. In 2002, we announced we would exit the energy trading business, and we are aggressively working to liquidate our remaining trading portfolio. In addition to the $3.9 billion of non-core assets sold in 2002, we plan to sell $3.4 billion of non-core assets in 2003, including the majority of our remaining petroleum assets. Exiting the petroleum business will provide cash to pay down debt and reduce our working capital requirements. We also intend to reduce our involvement in the liquefied natural gas business, which has credit and capital demands that are not consistent with our current financial capacity. Finally, we plan to take advantage of opportunities to sell additional assets from our power portfolio.

o We will continue to strengthen and simplify our balance sheet while maximizing liquidity. For example, in March 2003 we retired $1 billion of guaranteed notes associated with the Limestone Electron Trust financings. The notes were retired on schedule using cash on hand and proceeds that were generated from asset sales. We repaid $913 million in obligations under our Trinity River financing arrangements with existing working capital and the excess proceeds from closing a $1.2-billion term financing. We demonstrated our access to the capital markets by issuing $700 million in new pipeline debt. In April 2003, we announced a new $3-billion revolving credit facility through June 2005. This facility replaces our previous $3-billion facility. Our existing $1-billion revolving facility, which matures in August 2003, and approximately $1 billion of other bank facilities (including leases, letters of credit, and other facilities) will remain in place with no change in maturity. We also established an extended amortization schedule for our $753 million Clydesdale financing arrangement.

     These actions provide significant value to all our stakeholders by further improving our liquidity position while simplifying and strengthening our balance sheet. They also provide us flexibility to aggressively reduce our leverage with cash flow from operations and the proceeds from our asset sales program over the remainder of 2003 and 2004. In addition to our financing activities, we reduced capital expenditures substantially to $2.6 billion for 2003, a decrease of 35 percent from 2002 levels and a 54-percent decrease from 2001. Finally, as part of our ongoing effort to improve liquidity, we announced a reduction in our common stock dividend to $.16 per share annually. While this decision was difficult for the board of directors, the reduction will provide us with approximately $425 million in cash per year and reduce our balance sheet leverage by more than 1.5 percentage points per year.

o We will aggressively pursue additional cost reductions. In 2002, we achieved our goal of $300 million in cost reductions. For 2003, we have targeted $150 million in cost reductions, and we are targeting at least $250 million of additional pre-tax cost savings and business efficiencies by the end of 2004. We plan to aggressively attack this matter with the same resolve as we have in the past. Accordingly, we have launched a company-wide initiative to develop--from the ground up--a cost structure that will be appropriate for the future size of the company and its activities going forward. The goal of this initiative is to achieve substantial recurring cost reductions, bringing our costs in line with what we are going to be--not what we were. Cost reduction is, and will continue to be, an ongoing effort for the company.

o We plan to continue to work diligently to resolve litigation and regulatory matters. On March 21, we reached an agreement in principle to resolve the principal litigation and claims against the company relating to the sale or delivery of natural gas and electricity in the Western United States from September 1996 to the present. This settlement, which is subject to the negotiation of definitive settlement documents and review and approval by the courts and the Federal Energy Regulatory Commission, is truly a milestone.
     It removes significant market uncertainties surrounding the company, and we are pleased that we were able to achieve our primary goal in this agreement--namely, minimal demands on our current liquidity. This was a major accomplishment given the number of parties, the complexity of the issues involved, and the financial exposure it eliminates.

El Paso Corporation weathered the storm of 2002 despite its many challenges. Although much remains to be done, we have made significant progress on our business plan. The board and management of El Paso will continue to be strong, focused, and flexible as we implement this plan. This focus, along with the consistent, competitive operation of our core businesses, provides a clear line of sight to a solid future for El Paso Corporation as North America's leading provider of natural gas services.

Ronald L. Kuehn, Jr.
Chairman of the Board
and Chief Executive Officer


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
---------------------------------------------------------

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified members of the Board of Directors; the successful recruitment and retention of a qualified CEO; the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the Western Energy Crisis; material and adverse impacts from our proxy contest with Selim Zilkha/Oscar Wyatt; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.


ADDITIONAL IMPORTANT INFORMATION

On April 9, 2003, El Paso Corporation filed a preliminary proxy statement relating to its 2003 annual meeting with the Securities and Exchange Commission. Prior to the annual meeting, El Paso will furnish a definitive proxy statement to its shareholders, together with a WHITE proxy card. Shareholders are strongly advised to read El Paso's proxy statement as it contains important information.

Shareholders may obtain a copy of El Paso's preliminary proxy statement, any amendments or supplements to the proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the preliminary proxy statement and any amendments and supplements are available for free at El Paso's Internet Web site at www.elpaso.com or by writing to El Paso Corporation, Investor Relations, P.O. Box 2511, Houston, TX 77252. In addition, copies of El Paso's proxy materials may be requested by contacting El Paso's proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research, are quoted in this document, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso.

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso's shareholders is contained in El Paso's preliminary proxy statement.